Exhibit 99.1

KANBAY ACQUIRES ACCURUM

Kanbay Enhances its Capital Markets Practice and Client Roster with Acquisition of IT Services Firm

Rosemont, IL, March 3, 2005 – Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused on the financial services industry, today announced it has acquired Accurum, Inc., an IT services provider to the capital markets industry. The purchase price consists of a $5 million closing payment, subject to certain adjustments, plus contingent payments of up to $7 million, payable upon the achievement of certain performance targets. The acquisition is expected to be modestly accretive to Kanbay this fiscal year.  Further comments regarding the transaction will be provided in Kanbay’s earnings call anticipated in April 2005.

Accurum employs 180 people worldwide, bringing the total number of Kanbay associates to nearly 4,000. Accurum operates offices in the United States and the United Kingdom and an offshore solution center in Chennai, India. Its 2004 revenues were approximately $12 million.

“Accurum brings a wealth of high-end domain expertise that complements Kanbay’s focus on IT services for the financial services industry,” said Raymond Spencer, Chairman and CEO of Kanbay. “Accurum’s leadership in technology solutions in the capital markets sector strengthens Kanbay’s practice and adds to our breadth and depth of service for our current clients. Accurum also holds close relationships and a strong track record with some of the most important capital markets clients in the world.”

Accurum offers technology solutions for capital markets firms within the front and middle office, including Sales and Trading, Risk Management and Research. Accurum has business and technology experience in the areas of Fixed Income, Equities, Credit and Derivatives. Through its onsite, offsite and offshore delivery model, Accurum provides application development, enterprise application integration, web services, data warehousing and quality assurance and testing, with deep domain expertise in the processes that drive the capital markets industry.

Speaking about the acquisition, Venkat Vallabhaneni, CEO of Accurum, said, “This is a beneficial situation for both companies. Kanbay is a highly focused player in the IT space for financial services and Accurum’s strength in capital markets complements Kanbay’s existing expertise.  We look forward to helping Kanbay grow its capital markets practice and adding scale to our own operations.”

Accurum will be operated as a wholly-owned subsidiary of Kanbay, and Mr. Vallabhaneni will continue as its CEO.

About Kanbay International, Inc.

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry.  With nearly 4,000 associates, Kanbay provides its services primarily to banks, credit service providers, insurance companies, and capital markets firms. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, network and system security, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore and India.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can make no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of the date of this press release, and such forward-looking statements should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.